Exhibit 99.1

For Immediate Release

NV5 Announces Date for 2014 Annual Meeting of Stockholders

Hollywood, FL – March 31, 2014 – NV5 Holdings, Inc. (the “Company” or “NV5”) (Nasdaq: NVEE), a provider of professional and technical engineering and consulting solutions, today announced that its 2014 annual meeting of stockholders will occur on June 7, 2014. The annual meeting will be held at 8:00 a.m., local time, at the THEhotel at Mandalay Bay, 3950 Las Vegas Blvd. South, Las Vegas, Nevada. The record date for determination of stockholders entitled to vote at the annual meeting will be the close of business on April 17, 2014.

About NV5

NV5 Holdings, Inc. (Nasdaq: NVEE) is a provider of professional and technical engineering and consulting solutions to public and private sector clients in the infrastructure, energy, construction, real estate and environmental markets. NV5 primarily focuses on five business service verticals: construction quality assurance, infrastructure engineering, energy services, program management and environmental services. The Company operates 25 offices in California, Colorado, Utah, Florida, Pennsylvania and New Jersey and is headquartered in Hollywood, Florida. For additional information, please visit the Company's website at www.NV5.com. Also visit the Company on Twitter, LinkedIn, Facebook, and Vimeo.

Contacts:

NV5 Holdings, Inc.

Richard Tong

Tel: +1-954-495-2114

- OR -

The Piacente Group | Investor Relations

Kathy Price or Glenn Garmont

Tel: +1-212-481-2050

Email: nv5@tpg-ir.com